QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

AGREEMENT REGARDING DISCLOSURE OF
LONG-TERM DEBT INSTRUMENTS

    In reliance upon Item 601(b)(4)(iii)(A) of Regulation S-K, Westfield America, Inc., a Missouri corporation (the "Company"), has not filed as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, any instrument with respect to long-term debt not being registered where the total amount of securities authorized thereunder does not exceed 10 percent of the total assets of the Company and its subsidiaries on a consolidated basis. Pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, the Company hereby agrees to furnish a copy of any such agreement to the Securities and Exchange Commission upon request.

WESTFIELD AMERICA, INC.
By:	/s/ PETER S. LOWY Peter S. Lowy President and Chief Executive Officer

QuickLinks

EXHIBIT 99.1
AGREEMENT REGARDING DISCLOSURE OF LONG-TERM DEBT INSTRUMENTS